Exhibit 10.1

April 23, 2015

Elias Barrios
[Address]

Dear Elias:

I am extremely pleased to offer you the position of Senior Vice President, Global Operations business based in Tampa, FL. Details of your offer are as follows:

Position:	● Senior Vice President, Global Operations

Compensation:	● Base Salary: $325,000 annually and paid bi-weekly

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Short-Term Incentive: Eligible to participate in the Management Incentive Plan (MIP) per the plan guidelines and as approved by Masonite’s Leadership Team and Board of Directors. Your current target eligibility is 50% of your salary and participation begins as of the first employment date.

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Long-Term Incentive New Hire Award: Upon hire you will be granted an Equity Award with a value at grant of $250,000, based on the closing price of Masonite’s stock on your start date. The vesting details of this award are as follows: 40% in Restricted Stock Units (RSUs) - with twenty-five percent (25%) vesting February 27, 2016, twenty-five percent (25%) vesting February 27, 2017, and fifty percent (50%) vesting February 27, 2018.  60% in Performance Restricted Stock Units (PRSUs) which will vest 100% on February 27, 2018 subject to Masonite’s achievement of financial metrics for fiscal year 2017:  Note that should we exceed the target for both metrics, you could be eligible to receive up to a maximum of 200% of your granted number of Performance RSUs.  Further details of this grant will be outlined in an Award Agreement.

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Sign-On Bonus: You will be provided a sign-on bonus of $75,000 gross; this will be delivered approximately 6 months from your start date with Masonite as an active employee and will require the signing of a customary reimbursement agreement.

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Annual LTI Award: Your position makes you eligible for participation in our Annual Equity Award program, as approved by the Masonite Board of Directors, beginning with the 2016 grant. The target for your position is currently 100% of your base salary. Details of this annual grant will be outlined in an Award Agreement.

Additional:	● Full benefits package as per policy including participation in the company’s 401k. Company match would begin at 1 year anniversary.

•	Annual 20 days of vacation, prorated for monthly accrual.

Masonite Corporation
One Tampa City Center ▪ 201 N Franklin Street ▪ Suite 300 ▪ Tampa, FL 33602 • Telephone: (813) 877-2726
www.masonite.com

Page Two
April 23, 2015

Your offer is contingent upon the satisfactory completion of a drug screen and background check, and will require that you sign our Employee Confidentiality, Inventions and Intellectual Property Agreement. We also need to confirm your anticipated start date as soon as possible.

Elias, we look forward to having you join Masonite and our team. We are very confident that your experience and personal business style will solidly contribute to Masonite’s future success and that you will grow and develop from the opportunities that exist at Masonite.

Please indicate your acceptance of this offer by signing the enclosed employment offer document and faxing it directly to Linda Bothwell at (813) 261-0170. Upon receipt, we will provide the pre-employment package and discuss the next steps.

To help you get acquainted with our company, please take a few minutes to explore our Mploy Orientation website at https://www.masonite.com/[_____].

1.	You will receive a certificate error, please ignore and choose the “continue to this website” link

2.	Enter your name and email address

3.	Enter the Username [_____] and the Password [_____]

Please do not hesitate to call me with any questions you may have.

Sincerely,

Fred Lynch
President & Chief Executive Officer

cc:    Gail Auerbach
Employee file

Masonite Corporation
One Tampa City Center ▪ 201 N Franklin Street ▪ Suite 300 ▪ Tampa, FL 33602 • Telephone: (813) 877-2726
www.masonite.com

CONFIDENTIAL

EMPLOYMENT OFFER

Please indicate your acceptance of our offer for Senior Vice President, Global Operations with Masonite by signing below and returning to Linda Bothwell, Sr. HR Administrator, Masonite, One Tampa City Center, 201 N. Franklin Street, Suite 300, Tampa, FL 33602.

I accept the offer as outlined in the attached letter dated 04/23/2015.

Name	Date

Masonite Corporation
One Tampa City Center ▪ 201 N Franklin Street ▪ Suite 300 ▪ Tampa, FL 33602 • Telephone: (813) 877-2726
www.masonite.com